Exhibit 10.19

MERGE HEALTHCARE INCORPORTED

6737 W. Washington Street Milwaukee, WI 53214-3151, U.S.A. (414) 977-4000 phone (414) 977-4020 fax

July 3, 2008

Justin Dearborn
6737 W. Washington Street
Milwaukee, WI 53214

Dear Justin:

On behalf of Merge Healthcare, I’m very pleased to confirm your acceptance of our offer for the position of Chief Executive Officer, reporting to Merge Healthcare Board of Directors. The following points detail the compensation plan we have agreed to for this important role:

Base Compensation: Start Date: Term:	$250,000 per year base pay (2 pay periods per month,
15th and last business day of the month).
June 5, 2008
The employment relationship is “at will” and therefore
can be terminated by either you or the company at any
time for any reason not prohibited by law.
Bonus:	Bonus target of 100% of base salary. Achievement of
bonus will be tied to factors defined by the
Compensation Committee, and could result in a bonus
amount which is more or less than the targeted bonus.
Payable annually.
Stock Options:	400,000 options granted. Options will vest at 25% per
year on the anniversary of the grant date. These
options are non-qualified with a 6 year term. All
options will vest upon a change in control of the
Company. Notwithstanding the above, the terms and
conditions of the options will be set forth in the 2005
Equity Plan and the stock option award agreement.
Severance:	Conditioned on your execution of a release agreement
approved by the company, 12 months of severance will be
paid if the company terminates your employment other
than for cause as determined by the company, or due to
your death or disability. The 12 months includes base
salary only, no bonus. The 12 months severance will be
paid following your separation from service (within the
meaning of Internal Revenue Code Section 409A, applying
the default rules thereof) in accordance with the
Company’s normal payroll practice. However, if you are
a specified employee (within the meaning of Code Section
409A) on the date of your separation from service and
if, during the first six months of severance, your
severance payments will exceed two times your prior
year’s base salary or two times the Code Section
401(a)(17) compensation limit in effect for the year of
your separation, whichever is less, then the severance
payments in excess of such limit that would have
otherwise been paid during the first six months
following your separation from service will instead be
accumulated and paid in a lump sum on the first day of
the seventh month following the month of your separation
from service.
Employee Review: Stock Purchase Plan: Vacation Time:	Performance and compensation will be reviewed annually.
You will be eligible to participate in the Merge
Employee Stock Purchase Plan on July 1, 2008.
You will be eligible for 20 vacation days, 5 sick days &
4 personal days as described in the Merge Healthcare
Time Off program.

Non-Competition & Non-Solicitation (of Customers):

For a period of twelve months after the termination of your employment with Merge Healthcare for any reason whatsoever, you agree not to, unless you have the prior written consent from Merge Healthcare, which consent may be withheld by Merge Healthcare, in its sole discretion:

(i) directly or indirectly contact any Customer of Merge Healthcare (or any of its subsidiaries or affiliates) for the purposes of providing or selling to those Customers services or products similar to, or competitive with, the services or products provided by Merge Healthcare;

(ii) directly or indirectly transact any business with any Customer of Merge Healthcare (or any of its subsidiaries or affiliates) relating to services or products similar to, or competitive with, the services or products provided by Merge Healthcare in the previous twenty-four months to that Customer.

For the purposes of this Non-Competition provision, Customer shall mean (i) any person or entity to whom Merge Healthcare or any of its subsidiaries or affiliates has provided services or products at any time in the 18 month period immediately prior to the termination of your employment and with which or whom you have had contact; or (ii) any entity to whom Merge Healthcare or any of its subsidiaries or affiliates has submitted a bid, quotation, estimate, or a response to Request for Proposal (RFP), Request for Tender (RFT), Expression of Interest (EOI), Request for Quotation (RFQ), at any time in the 12 month period immediately prior to the termination of your employment and with which or whom you have had contact, regardless of whether such bid, quotation, estimate or response has been successful or not.

Non-Solicitation (of Employees):

For a period of twelve months after the termination of your employment with Merge Healthcare for any reason whatsoever, you agree not to, unless you have the prior written consent from Merge Healthcare, which consent may be withheld by Merge Healthcare, in its sole discretion:

(i) on your own behalf, or on behalf of any entity with whom you are connected, directly or indirectly solicit any employee employed by Merge Healthcare or any of its affiliates or subsidiaries at the time of your termination or within the six month period immediately prior to the termination your employment, for the purposes of obtaining the services of such employee, either as an employee or consultant.

You acknowledge that this offer letter, the Employee Confidentiality and Intellectual Property Assignment Agreement executed on our about June 4, 2008, and the above-referenced 2005 Equity Plan and the stock option award agreement form the entirety of the contract of employment between you and Merge Healthcare Incorporated. You confirm that there are no “side deals”, understandings, warranties, promises, representations, either orally or in writing, that are part of the contract of employment between you and Merge Healthcare.

Justin, I am certain that your skills and abilities will make tremendous contributions towards the success of the Merge Healthcare team.

Sincerely,

/s/ Todd Scott
Todd M. Scott
Director, Human Resources

MERGE HEALTHCARE

The foregoing employment offer is not intended to create a right to employment for a guaranteed term, nor does it preclude a change in salary or benefits as may be deemed appropriate.

Please review, sign, and return to me by no later than July 7, 2008.

/s/ Justin Dearborn	July 3, 2008

Justin Dearborn	Date
Company Receipt Acknowledged:
/s/ Todd Scott	July 15, 2008

Todd M. Scott	Date

Director, Human Resources